SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: August 3, 2009
(Date of earliest event reported)

PRINCIPAL FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16725	42-1520346
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification Number)

711 High Street, Des Moines, Iowa 50392
(Address of principal executive offices)

(515) 247-5111
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

__________________________

Item 2.02. Results of Operations and Financial Condition

On August 3, 2009, Principal Financial Group, Inc. publicly announced information regarding its results of operations and financial condition for the quarter ended July 31, 2009. The text of the announcement is included herewith as
Exhibit 99.
Item 9.01 Financial Statements and Exhibits

99 Second Quarter 2009 Earnings Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRINCIPAL FINANCIAL GROUP, INC.

		By:	/s/ Terrance J. Lillis
		Name:	Terrance J. Lillis
		Title:	Senior Vice President and Chief Financial Officer

Date:	August 4, 2009

EXHIBIT 99
RELEASE:	On receipt
MEDIA CONTACT:		Susan Houser, 515-248-2268, Houser.Susan@principal.com
INVESTOR RELATIONS CONTACT:		Tom Graf, 515-235-9500, investor-relations@principal.com

PRINCIPAL FINANCIAL GROUP, INC. REPORTS SECOND QUARTER 2009 RESULTS

Des Moines, IA (August 3, 2009) – Principal Financial Group, Inc. (NYSE: PFG) today announced net income available to common stockholders for the three months ended June 30, 2009, of $150.3 million, or
$0.52 per diluted share compared to $168.3 million, or $0.64 per diluted share for the three months ended
June 30, 2008. The company reported operating earnings of $200.5 million for second quarter 2009, compared to $254.1 million for second quarter 2008. Operating earnings per diluted share (EPS) for second quarter 2009 were $0.69 compared to $0.97 for the same period in 2008.[1] The decline in operating earnings from a year ago primarily reflects lower fee income due to lower equity[2] and fixed income asset valuations, which reduced total company assets under management (AUM) by 16 percent to $257.7 billion as of June 30,
2009, compared to $308.0 billion as of June 30, 2008. The decline in per share results also reflects the company’s common stock offering on May 11, 2009, which increased weighted average shares outstanding from 261.2 million for the quarter ending June 30, 2008, to 291.4 million for the quarter ending June 30,
2009. In addition, negative market performance in 2008 resulted in higher costs for employee pension and other post-retirement benefits[3] in second quarter 2009 than second quarter 2008 of $0.07 on an EPS basis.
“We view our operating results for second quarter 2009 as solid,” said Larry D. Zimpleman, chairman, president and chief executive officer. “We continued to benefit from diversification in our businesses and our investment portfolio, and improved equity markets during the second quarter helped drive a strong rebound from first quarter 2009 in assets under management, operating earnings and net income.”

Highlights comparing second quarter 2009 to first quarter 2009:
·	Assets under management up 9 percent, or $21.1 billion, to $257.7 billion as of June 30, 2009.
·	Operating earnings up 22 percent, driven by a 50 percent or $58 million improvement from the company’s three asset management and asset accumulation segments.
·	Net income available to common stockholders up 33 percent, reflecting improved operating earnings and a comparable level of net realized capital losses.

“During the quarter we successfully completed two capital raises totaling $1.9 billion, with $1.15 billion from equity and $750 million from long-term debt. These raises demonstrated investor confidence in our ability to deliver sustainable, profitable growth and meet our obligations,” said Zimpleman. “Between our equity raise and a $3 billion improvement in net unrealized losses[4] from narrowing of credit spreads, our book value more than doubled from March 31st to $16.19 per share.”
_____________________________
[1] Use of non-GAAP financial measures is discussed in this release after Segment Highlights.
2 S&P 500 daily average down 35 percent comparing second quarter 2009 to second quarter 2008.
3 SFAS 87 Pension Expense and SFAS 106 Other Post-Retirement Benefits.
[4] Before adjustment for deferred policy acquisition costs and taxes.

Added Terry Lillis, senior vice president and chief financial officer, “The quarter was not without its challenges: institutional investors continue to delay funding due to market volatility and fewer plan sponsors are changing their retirement plan providers due to the economy; rising unemployment is reducing the number of participants in existing employee benefit plans; and investment income has declined. We expect these pressures to ease over the next several quarters, but in the meantime, we continue to focus on managing expenses and reducing risk in the investment portfolio. As always, we also remain focused on meeting the needs of our customers and the advisors who serve them. Our success here is reflected in improving retention, with withdrawals, as a percent of beginning assets under management, down 100 basis points through mid-year.”
Other Business Highlights:

·	Expense management: management action reduced compensation and other expenses $156 million or
13 percent comparing the six months ended June 30, 2009 to the same period a year ago.
·	Capital and liquidity management: the company increased its position in highly liquid assets 80 percent from a year ago to $7.5 billion at June 30, 2009. Compared to June 30, 2008, cash and cash equivalent holdings were up 184 percent to $4.3 billion as of June 30, 2009, and government-backed securities were up 18 percent to $3.2 billion. Strong asset/liability matching and liquidity enabled the company to continue scaling back on the Investment Only business, reducing the block by $1.1 billion during the second quarter.
·	Solid sales: the company’s three key retirement and investment products generated $3.0 billion of sales, on a combined basis in second quarter 2009, despite a difficult sales environment, with $720 million of sales for full service accumulation, $1.9 billion for Principal Funds, and $371 million for individual annuities.

Net Income
Net income available to common stockholders of $150.3 million for second quarter 2009 reflects net realized capital losses of $50.2 million, which includes: $80.6 million of losses related to sales and other than temporary impairment of fixed maturity securities; $36.5 million of losses related to hedging activities; $16.0 million of losses on commercial mortgage loans; $72.6 million of gains related to deferred policy acquisition costs; and $11.8 million of gains on mark to market of fixed maturity securities held as trading. Of the $80.6 million of losses related to sales and other than temporary impairment of fixed maturity securities, $27.7 million reflects the sale of $526.0 million of securities to reduce the company’s exposure to ratings drift risk.

Segment Highlights

U.S. Asset Accumulation

Segment operating earnings for second quarter 2009 declined 10 percent to $137.4 million, compared to $152.9 million for the same period in 2008. The variance primarily reflects 17 percent lower average account values for the segment due to significant equity market declines over the trailing twelve-
month period. The decline also reflects the impact of higher costs for employee pension and other post-
retirement benefits in second quarter 2009 than second quarter 2008, which reduced segment operating earnings by $8.0 million. The impact of lower average account values was partially offset by expense actions, which reduced compensation and other expense by $33.7 million or 13 percent compared to second quarter 2008. Full service accumulation earnings were $62.4 million for second quarter 2009, compared to
$78.2 million in second quarter 2008, primarily reflecting an 18 percent decline in average account values.

Operating revenues for the second quarter decreased 21 percent to $991.3 million, compared to
$1,255.7 million for the same period in 2008. Excluding lower single premium group annuity (SPGA) sales, operating revenues for the segment decreased 17 percent, consistent with the decline in average account values. SPGA sales tend to vary from period to period as the product is typically used to fund defined benefit plan terminations and therefore generates large premiums from a small number of customers.
Segment assets under management were $145.3 billion as of June 30, 2009, compared to $173.2 billion as of June 30, 2008.

Global Asset Management
Segment operating earnings for second quarter 2009 were $8.2 million, compared to $24.1 million in the prior year quarter, reflecting a 19 percent decline in average assets under management, lower net investment income, lower fees due to a slowdown in the real estate market and higher costs for employee pension and other post-retirement benefits. The impact of these items was partially offset by expense management, including a
$16.6 million or 25 percent reduction in compensation costs compared to the year ago quarter.
Operating revenues for second quarter decreased to $103.3 million from $143.7 million for the same period in 2008.
Third party assets under management were $67.3 billion as of June 30, 2009, compared to $88.7 billion as of June 30, 2008.

International Asset Management and Accumulation
Segment operating earnings for second quarter 2009 were $29.3 million compared to $31.8 million for the same period in 2008. Second quarter 2009 earnings were dampened by unfavorable macroeconomic conditions – modest deflation in Chile and weakening of Latin American currencies relative to the U.S. dollar.
Operating revenues were $161.7 million for second quarter 2009, compared to $251.2 million for the same period last year primarily due to lower investment yields from inflation-adjusted assets in Latin America.
Segment assets under management were $28.7 billion as of June 30, 2009, compared to $30.0 billion as of June 30, 2008. Had currency rates remained unchanged from 2008, segment assets under management would have increased 10 percent over last year.

Life and Health Insurance
Segment operating earnings for second quarter 2009 were $57.7 million, compared to $66.7 million for the same period in 2008, with the decline reflecting $9.1 million of higher after-tax costs for employee pension and other post-retirement benefits in second quarter 2009 than second quarter 2008.
Individual Life earnings were $28.3 million compared to $24.0 million in second quarter 2008, reflecting lower deferred policy acquisition cost amortization expense resulting from improved equity market performance during the quarter. Despite expense efficiencies in both divisions, Health earnings decreased to
$5.7 million compared to $11.8 million for second quarter 2008, and Specialty Benefits earnings decreased to

$23.7 million compared to $30.9 million. Health experienced higher claim costs in second quarter 2009 and
Specialty Benefits experienced unfavorable dental claims. Both divisions also experienced a reduction in the number of participants in existing plans and lower investment income.
Operating revenues were $1,116.9 million, compared to $1,180.6 million for the same period a year ago. The decline was primarily due to an 8 percent decline in Health division premiums, which primarily reflects a decline in covered members.

Corporate and Other
Operating losses for second quarter 2009 were $32.1 million, compared to operating losses of $21.4 million for the same period in 2008. The increase in losses reflects higher interest expense resulting from the company’s $750 million debt issuance during the second quarter 2009.

Other-than-temporary impairments for second quarter 2009
On April 9, 2009, the Financial Accounting Standards Board established new requirements for measuring and presenting other-than-temporary impairment charges on available for sale securities, which the Company adopted with first quarter 2009 reporting. Based on the new requirements, on a pre-tax basis, total other than temporary impairment losses on available for sale securities were $200.9 million and the noncredit portion of loss recognized in other comprehensive income was $66.5 million. Net impairment losses on available for sale securities of $134.4 million for second quarter 2009 reflect: the company’s actions to reduce capital drift risk by selling or tendering certain securities, which resulted in a loss of $48.1 million; and deterioration in expected cash flows, which resulted in a $19.8 million net impairment charge on non-agency residential mortgage backed securities and residential collateralized debt obligations. The remainder of the net impairment losses for second quarter 2009 is primarily related to impairments of corporate credits.

Forward looking and cautionary statements
This press release contains forward-looking statements, including, without limitation, statements as to operating earnings, net income available to common stockholders, net cash flows, realized and unrealized losses, capital and liquidity positions, sales and earnings trends, and management's beliefs, expectations, goals and opinions. The company does not undertake to update or revise these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company's annual report on Form
10-K for the year ended December 31, 2008, and in company’s quarterly report on Form 10-Q for the quarter ended March 31, 2009, filed by the company with the Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions that may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; difficult conditions in the global capital markets and the general economy, which the company does not expect to improve in the near future, that may materially adversely affect the company’s business and results of operations; the actions of the U.S.
government, Federal Reserve and other governmental and regulatory bodies for purposes of stabilizing the financial markets might not achieve the intended effect; the risk from acquiring new businesses, which could result in the impairment of goodwill and/or intangible assets recognized at the time of acquisition;
impairment of other financial institutions that could adversely affect the company; investment risks which may diminish the value of the company’s invested assets and the investment returns credited to customers, which could reduce sales, revenues, assets under management and net income; requirements to post collateral or make payments related to declines in market value of specified assets may adversely affect company liquidity and expose the company to counterparty credit risk; changes in laws, regulations or accounting standards that may reduce company profitability; fluctuations in foreign currency exchange rates that could reduce company profitability; Principal Financial Group, Inc.’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and regulatory restrictions on the ability of subsidiaries to pay such dividends; competitive factors; volatility of financial markets; decrease in ratings;
interest rate changes; inability to attract and retain sales representatives; international business risks; a pandemic, terrorist attack or other catastrophic event; and default of the company’s re-insurers.

Use of Non-GAAP Financial Measures
The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release.
The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in the future reporting periods.
Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts.

Earnings Conference Call
At 9:00 A.M. (CST) tomorrow, Chairman, President and Chief Executive Officer Larry Zimpleman and
Senior Vice President and Chief Financial Officer Terry Lillis will lead a discussion of results, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

· Via live Internet webcast. Please go to www.principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.

· Via telephone by dialing 800-374-1609 (U.S. and Canadian callers) or 706-643-7701 (International callers) approximately 10 minutes prior to the start of the call. The call leader's name is Tom Graf.

· Replays of the earnings call are available at: www.principal.com/investor or by dialing 800-642-1687
(U.S. and Canadian callers) or 706-645-9291 (International callers). The access code is 17748880.
Replays will be available approximately two hours after the completion of the live earnings call through the end of day August 11, 2009.

The company's financial supplement and additional investment portfolio detail for second quarter 2009 is currently available at www.principal.com/investor, and may be referred to during the call.

About the Principal Financial Group
The Principal Financial Group® (The Principal ® )[5] is a leader in offering businesses, individuals and institutional clients a wide range of financial products and services, including retirement and investment services, life and health insurance, and banking through its diverse family of financial services companies. A member of the Fortune 500, the Principal Financial Group has $257.7 billion in assets under management[6]
and serves some 18.8 million customers worldwide from offices in Asia, Australia, Europe, Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock Exchange under the ticker symbol PFG. For more information, visit www.principal.com.

###

_________________________________
[5] "The Principal Financial Group" and “The Principal” are registered service marks of Principal Financial Services, Inc., a member of the
Principal Financial Group.
6 As of June 30, 2009

Summary of Segment and Principal Financial Group, Inc. Results

	Operating Earnings (Loss)*
		in millions
	Three Months Ended,		Six Months Ended,
Segment	6/30/09	6/30/08	6/30/09	6/30/08
U.S. Asset Accumulation	$137.4	$152.9	$230.5	$292.0
Global Asset Management	8.2	24.1	15.0	43.9
International Asset Management and Accumulation	29.3	31.8	46.3	63.5
Life and Health Insurance	57.7	66.7	129.5	145.9
Corporate and Other	(32.1)	(21.4)	(56.8)	(32.8)
Operating Earnings	200.5	254.1	364.5	512.5
Net realized capital losses, as adjusted	(50.2)	(85.4)	(101.1)	(160.1)
Other after-tax adjustments	(0.0)	(0.4)	(0.3)	(9.9)
Net income available to common stockholders	$150.3	$168.3	$263.1	$342.5

		Per Diluted Share
	Three Months Ended,		Six Months Ended,
	6/30/09	6/30/08	6/30/09	6/30/08
Operating Earnings	$0.69	$0.97	$1.32	$1.96
Net realized capital losses, as adjusted	(0.17)	(0.33)	(0.37)	(0.62)
Other after-tax adjustments	(0.00)	(0.00)	(0.00)	(0.03)
Net income available to common stockholders	$0.52	$0.64	$0.95	$1.31
Weighted-average diluted common shares	291.4	261.2	275.8	261.2
outstanding

*Operating earnings versus U.S. GAAP (GAAP) net income available to common stockholders
Management uses operating earnings, which excludes the effect of net realized capital gains and losses, as adjusted, and other after-
tax adjustments, for goal setting, as a basis for determining employee compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts. Segment operating earnings are determined by adjusting U.S. GAAP net income available to common stockholders for net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of segment operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Principal Financial Group, Inc. Results of Operations (in millions)

	Three Months Ended,		Six Months Ended,
	6/30/09	6/30/08	6/30/09	6/30/08
Premiums and other considerations	$ 937.7	$ 1,156.2	$ 1,887.6	$ 2,209.2
Fees and other revenues	515.2	622.5	988.7	1,235.9
Net investment income	860.1	990.9	1,688.6	1,951.2
Net realized capital gains (losses), excluding
impairment losses on available-for-sale
securities	(20.8)	(65.6)	11.9	(124.1)
Total other-than-temporary impairment losses
on available-for-sale securities	(200.9)	(45.9)	(347.5)	(113.4)
Portion of impairment losses on fixed
maturities, available-for-sale recognized
in other comprehensive income	66.5	-	117.1	-
Net impairment losses on available-for-sale
securities	(134.4)	(45.9)	(230.4)	(113.4)
Net realized capital losses	(155.2)	(111.5)	(218.5)	(237.5)
Total revenues	2,157.8	2,658.1	4,346.4	5,158.8

Benefits, claims, and settlement expenses	1,334.3	1,634.0	2,640.9	3,106.0
Dividends to policyholders	62.9	69.0	126.4	139.8
Operating expenses	562.7	742.6	1,251.1	1,493.3
Total expenses	1,959.9	2,445.6	4,018.4	4,739.1

Income before income taxes	197.9	212.5	328.0	419.7
Income taxes	33.9	29.4	41.4	59.0
Net income	164.0	183.1	286.6	360.7
Net income attributable to noncontrolling
interest	5.4	6.5	7.0	1.7
Net income attributable to PFG	158.6	176.6	279.6	359.0
Preferred stock dividends	8.3	8.3	16.5	16.5
Net income available to common stockholders	$ 150.3	$ 168.3	$ 263.1	$ 342.5

Less:
Net realized capital losses, as adjusted	(50.2)	(85.4)	(101.1)	(160.1)
Other after-tax adjustments	(0.0)	(0.4)	(0.3)	(9.9)
Operating earnings	$ 200.5	$ 254.1	$ 364.5	$ 512.5

Selected Balance Sheet Statistics

Period Ended,
	6/30/09	12/31/08	6/30/08
Total assets (in billions)	$ 130.7	$ 128.2	$ 151.5
Total common equity (in millions)	$ 5,153.2	$ 1,930.8	$ 6,077.9
Total common equity excluding accumulated
other comprehensive income (in millions)	$ 8,195.6	$ 6,842.4	$ 6,851.8
End of period common shares outstanding (in
millions)	318.3	259.3	259.0
Book value per common share	$ 16.19	$ 7.45	$ 23.47
Book value per common share excluding
accumulated other comprehensive income	$ 25.75	$ 26.39	$ 26.45

Principal Financial Group, Inc. Reconciliation of Non-GAAP Financial Measures to U.S. GAAP (in millions, except as indicated)

	Three Months Ended,		Six Months Ended,
	06/30/09	06/30/08	06/30/09	06/30/08
Diluted Earnings Per Common Share:
Operating Earnings	0.69	0.97	1.32	1.96
Net realized capital losses	(0.17)	(0.33)	(0.37)	(0.62)
Other after-tax adjustments	(0.00)	(0.00)	(0.00)	(0.03)
Net income available to common stockholders	0.52	0.64	0.95	1.31

Book Value Per Common Share Excluding Accumulated Other
Comprehensive Income:
Book value per common share excluding accumulated other
comprehensive income	25.75	26.45	25.75	26.45
Net unrealized capital losses	(7.67)	(3.49)	(7.67)	(3.49)
Foreign currency translation	(0.20)	0.27	(0.20)	0.27
Net unrecognized post-retirement benefit obligations	(1.69)	0.24	(1.69)	0.24
Book value per common share including accumulated other
comprehensive income	16.19	23.47	16.19	23.47

Operating Revenues:
USAA	991.3	1,255.7	1,998.8	2,460.4
GAM	103.3	143.7	207.7	283.3
IAMA	161.7	251.2	225.7	434.9
Life and Health	1,116.9	1,180.6	2,247.9	2,368.2
Corporate and Other	(37.4)	(44.6)	(83.1)	(99.9)
Total operating revenues	2,335.8	2,786.6	4,597.0	5,446.9
Add:
Net realized capital losses and related adjustments	(178.0)	(130.9)	(250.5)	(269.2)
Terminated commercial mortgage securities issuance operation	0.0	2.4	(0.1)	(18.9)
Total GAAP revenues	2,157.8	2,658.1	4,346.4	5,158.8

Operating Earnings:
USAA	137.4	152.9	230.5	292.0
GAM	8.2	24.1	15.0	43.9
IAMA	29.3	31.8	46.3	63.5
Life and Health	57.7	66.7	129.5	145.9
Corporate and Other	(32.1)	(21.4)	(56.8)	(32.8)
Total operating earnings	200.5	254.1	364.5	512.5
Net realized capital losses	(50.2)	(85.4)	(101.1)	(160.1)
Other after-tax adjustments	(0.0)	(0.4)	(0.3)	(9.9)
Net income available to common stockholders	150.3	168.3	263.1	342.5

Net Realized Capital Gains (losses):
Net realized capital gains losses, as adjusted	(50.2)	(85.4)	(101.1)	(160.1)
Add:
Periodic settlements and accruals on non-hedge derivatives	20.0	19.4	27.7	28.2
Amortization of DPAC and sale inducement costs	(114.4)	(16.4)	(89.6)	(29.9)
Certain market value adjustments of embedded derivatives	(2.5)	3.2	(6.5)	3.2
Capital gains (losses) distributed	13.6	6.9	6.9	(2.4)
Tax impacts	(29.0)	(42.2)	(65.8)	(76.3)
Noncontrolling interest capital gains (losses)	4.5	3.0	5.6	(3.7)
Less related fee adjustments:
Unearned front-end fee income	(2.8)	-	(2.8)	-
Certain market value adjustments to fee revenues	-	-	(1.5)	(3.5)
GAAP net realized capital losses	(155.2)	(111.5)	(218.5)	(237.5)

Other After Tax Adjustments:
Change in estimated loss related to a prior year legal contingency	-	-	-	7.6
Terminated commercial mortgage securities issuance operation	-	(0.4)	(0.3)	(17.5)
Total other after-tax adjustments	-	(0.4)	(0.3)	(9.9)